STATE INCOME

                   TAX ALLOCATION AGREEMENT


     THIS AGREEMENT, is made and entered into as of the 30th day of September, 1999, by and among BLUE CROSS AND BLUE SHIELD OF MISSOURI, (hereinafter referred to as "Parent) and RightChoice Managed Care, Inc., (hereinafter referred to as "Subsidiary").

                          WITNESSETH:

     WHEREAS, Parent and Subsidiary are members of an affiliated group of corporations within the meaning of section
1504(a)(1) of the Internal Revenue Code of 1986 (the "Code") for which Parent is the parent corporation;

     WHEREAS, Parent and its eligible subsidiaries (the
"Consolidated Group") have elected and consented to file and do file consolidated income tax returns; and


     WHEREAS, Parent and its eligible subsidiaries ("the
Consolidated Group") have elected and consented to file and do file consolidated state income tax returns; and

     WHEREAS, the parties to this Agreement wish to agree on the payment of tax liabilities between Parent and the Subsidiary in a manner pursuant to which the Subsidiary pays Parent an amount of state income tax based upon the amount of state income taxes which would be payable by the Subsidiary if it filed a separate state income tax return, which includes the income, gain, loss and deductions of Subsidiary;

     NOW, THEREFORE, Parent and Subsidiary hereby agrees as follows:

I.   Consolidated Return

     Parent and its includible subsidiaries, including the Subsidiary, have elected to file consolidated state income tax returns for the taxable period ending December 31, 1997, and for any subsequent taxable period for which the Consolidated Group is permitted to file a consolidated state income tax return. Each of the Subsidiaries agree to file such consents and other documents and to take such action as may be necessary to carry out the purposes and provisions of this paragraph.

II.  Calculation of Separate Company State Income Tax
     Liability

     A. Beginning with the period ended December 31, 1997, and for each tax year thereafter, Subsidiary will calculate the state income tax liability for Subsidiary (for the period during which such Subsidiary was a direct or indirect subsidiary of Parent), as if Subsidiary were to file a separate state income tax return for such period.

III. Liability for Tax Payments - State

     A. If a Subsidiary would be subject to state income tax liability resulting from the calculation required by Paragraph II, above, such Subsidiary shall pay such liability to Parent.

     B. If a Subsidiary has a net operating loss for the period, such Subsidiary will be entitled to a refund from the Parent at such time as the Subsidiary can utilize the net operating loss if it filed a separate state income tax return.

     C. Parent agrees to be the sole agent for Subsidiary and to act in its own name in all matters relating to the corporation state income tax liability, including payment of such liability, for any year in which it elects or is required to file a consolidated state income tax return.

IV.  Method and Time of Payment

     Any amount to be paid by a Subsidiary to Parent or by Parent to a Subsidiary by reason of paragraph III shall be paid quarterly based on Subsidiary's estimated tax liability. The quarterly payment shall be made in time to reasonably permit Parent to make required estimated payments or final settlements with the state.

V.   Adjustment of Tax Liability

     In the event of any adjustment of the tax liability as to the consolidated state income tax return of the Consolidated Group, by reason of the filing of an amended return, a tentative loss carryback refund application, claim for refund, or arising out of an audit by the state, the liability of the Parent and Subsidiary hereunder shall be redetermined after fully giving effect to any such adjustment as if such adjustment had been a part of the original computation, including any interest and penalties attributable to any such adjustment.

VI.  Successors, Assigns

     The provisions and terms of this Agreement shall be binding on and inure to the benefit of any successor, by merger, acquisition of assets or otherwise, to any of the parties hereto.

VII. Duration

     With respect to Subsidiary, unless earlier terminated by mutual agreement of the parties, this Agreement shall remain in effect with respect to all taxable years for which consolidated state income tax return are filed by the Consolidated Group and such Subsidiary is included as a member of the Consolidated Group.

VIII.  Earnings and Profits Adjustments

     This agreement is not intended to establish the method by which the earnings and profits of each member of the Consolidated Group will be determined.


IX.  Miscellaneous

     This agreement contains the entire Agreement among the parties hereto, and supersedes any prior written or oral understanding or agreement among the parties with respect to the settlement of state income taxes. No modification, extension, renewal, recession, termination or waiver of any of the provisions contained herein shall be binding upon any party unless made in writing and signed on its behalf by one of its officers.

X.   GOVERNING LAW

     THE PROVISIONS OF THIS AGREEMENT SHALL BE GOVERNED AND
     INTERPRETED IN ACCORDANCE WITH THE LAWS OF MISSOURI.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officer as of the day and year first above written.


                              BLUE CROSS AND BLUE SHIELD OF
                               MISSOURI

                              By:     /s/ Edward J. Tenholder
                              Name:   EDWARD J. TENHOLDER
                              Title:  Executive Vice President
                                      and Chief Operating Officer

                              RIGHTCHOICE MANAGED CARE, INC.

                              By:     /s/ Sandra A. Van Trease
                              Name:   SANDRA VAN TREASE
                              Title:  Senior Executive Vice President
                                      and Chief Operating Officer